Exhibit 99.1

Medifast, Inc. Announces Third Quarter 2015 Financial Results

Third Quarter Earnings per Diluted Share from Continuing Operations of $0.45 Exceeds Company Guidance

OWINGS MILLS, Md., November 5, 2015 – Medifast, Inc. (NYSE: MED), leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the third quarter ended September 30, 2015.

“Our top line results, solid gross margin expansion and expense leverage enabled us to generate earnings above our guidance for the third quarter,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “We are pleased with the sequential improvement in our business and our meaningful progress to advance the growth and simplification of Take Shape For Life. Moving forward, our team remains focused on executing our strategic initiatives as we improve the efficiency across our differentiated sales channels to help drive higher revenues and profitability long-term.”

Third Quarter 2015 Results

Results from Continuing Operations

Income from continuing operations was $5.4 million, or $0.45 per diluted share, compared to $5.3 million, or $0.42 per diluted share, for the third quarter of 2014.

For the third quarter, Medifast net revenue from continuing operations decreased 4% to $65.9 million from net revenue of $69.0 million in the third quarter of 2014.

Revenue in the direct sales channel, Take Shape for Life, was $49.9 million in the third quarter of 2015, and this was consistent with the prior year third quarter. This is the third straight quarterly improvement in the quarterly year over year revenue trend and, in fact, the first quarter with flat to positive sales since Q4 2013 for Take Shape For Life.

The total number of active earning Health Coaches in the third quarter was 12,000 as compared to 12,400 in the third quarter of 2014. On a sequential basis, the number of active earning Health Coaches in the third quarter of 2015 increased by approximately 200 Health Coaches when compared to the second quarter of 2015. The average revenue per active earning Health Coach for the quarter was $4,145 as compared to $4,025 in third quarter of 2014.

The Company's Medifast Direct channel revenue decreased 16% to $11.2 million, compared to $13.4 million in the third quarter of 2014.  Revenue decreased year-over-year as new customer acquisition continues to be challenging. Advertising expense in the quarter was down 30% in part to align spending with the early October launch of the Medifast Achieve Plan.

Revenue in the Franchise Medifast Weight Control Centers channel decreased 5% to $4.0 million from $4.2 million in the third quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period and a slight decrease in sales per center. There were 62 franchise centers in operation at the end of third quarter 2015 compared to 69 centers at the end of the same period last year.

In the third quarter, the Wholesale channel revenue decreased to $0.8 million, compared to $1.5 million in the same period last year. This decrease was due to the loss of certain accounts resulting from Medifast enforcement of business partner compliance requirements.

Gross profit for the third quarter of 2015 was $49.2 million, compared to $50.7 million in the third quarter of 2014. The Company's gross profit as a percentage of net revenue increased 110 basis points to 74.6% from 73.5% in the third quarter of 2014. The increase from the prior year was primarily the result of price increases taken earlier this year and improved manufacturing and shipping efficiencies recognized during the quarter.

Selling, general and administrative expenses (“SG&A”) decreased $2.9 million to $41.2 million compared to $44.1 million in the third quarter of 2014. As a percentage of net revenue, SG&A expense decreased 150 basis points to 62.5% versus 64.0% in the third quarter of 2014.

Sales and marketing expense decreased $1.4 million in the third quarter of 2015 compared to the third quarter of 2014, primarily driven by a reduced advertising spend and a decrease in expenses associated with the Take Shape For Life® annual convention.

The third quarter 2015 effective tax rate was 33.4% compared to 29.7% in the third quarter of 2014. This increase was due to the decrease in permanent differences primarily driven by lowering the benefits of the domestic manufacturing deduction and research and development credits taken in the prior year.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model with the sale of 41 centers to existing franchise partners (24 centers were sold in June 2014 and the remaining 17 centers were sold in December 2014) and the closure of the remaining 34 corporate centers. For the third quarter of 2015, corporate-owned Medifast Weight Control Centers had income from discontinued operations, net of tax, of $0.1 million.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $86.8 million and working capital of approximately $63.3 million as of September 30, 2015.  Cash, cash equivalents, and investment securities increased $13.9 million to $66.5 million compared to $52.6 million at December 31, 2014.

The Company repurchased 261,211 shares of common stock for $7.2 million during the third quarter as part of its current share repurchase authorization. The Company has authorization to repurchase a total of approximately 850,000 shares. The Company remains free of interest bearing debt.

Outlook

The Company expects fourth quarter 2015 net revenue from continuing operations to be in the range of approximately $60.5 to $63.5 million and earnings per diluted share from continuing operations in the range of $0.31 to $0.35 per diluted share.

For fiscal year 2015, the Company now expects revenue from continuing operations to be in the range of $272.0 to $275.0 million and earnings per diluted share from continuing operations in the range of $1.72 to $1.76 per diluted share. The fiscal year 2015 guidance assumes a 34% to 35% effective tax rate.

Fiscal year guidance excludes expenses resulting from 13D filings.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on November 5, 2015. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through November 19, 2015. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 7:30 p.m. ET, November 5, 2015, through November 19, 2015. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10074748.

About Medifast

Medifast, Inc. (NYSE: MED) is a leading United States manufacturer and provider of clinically proven and easy-to-use weight-loss and weight-maintenance products and programs. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:
ICR, Inc.
Katie Turner
(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$38,994,000	$24,459,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $415,000 and $354,000	1,869,000	1,650,000
Inventory	11,770,000	15,735,000
Investment securities	27,499,000	28,185,000
Income taxes, prepaid	741,000	5,099,000
Prepaid expenses and other current assets	1,672,000	2,875,000
Deferred tax assets	2,168,000	3,727,000
Current assets of discontinued operations	5,000	184,000
Total current assets	84,718,000	81,914,000

Property, plant and equipment - net	29,527,000	33,477,000
Other assets	163,000	497,000
Long-term assets of discontinued operations	18,000	22,000

TOTAL ASSETS	$114,426,000	$115,910,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,178,000	$21,854,000
Current maturities of capital leases	239,000	232,000
Current liabilities of discontinued operations	1,040,000	4,858,000
Total current liabilities	21,457,000	26,944,000

Other liabilities:
Capital leases, net of current portion	62,000	242,000
Deferred tax liabilities	5,560,000	5,492,000
Long-term liabilities of discontinued operations	534,000	2,756,000
Total liabilities	27,613,000	35,434,000

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000,000 shares authorized;
12,288,763 and 12,365,690 issued
11,758,924 and 12,075,764 issued and outstanding	12,000	12,000
Additional paid-in capital	407,000	1,132,000
Accumulated other comprehensive income	44,000	435,000
Retained earnings	93,545,000	78,897,000
Less: cost of 261,211 and 0 shares of common stock in treasury	(7,195,000)	-
Total stockholders' equity	86,813,000	80,476,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$114,426,000	$115,910,000

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue	$65,936,000	$69,017,000	$211,461,000	$222,982,000
Cost of sales	16,776,000	18,283,000	55,364,000	58,750,000
Gross Profit	49,160,000	50,734,000	156,097,000	164,232,000

Selling, general, and administrative	41,185,000	44,144,000	132,947,000	138,170,000

Income from operations	7,975,000	6,590,000	23,150,000	26,062,000

Other income
Interest and dividend income, net	154,000	149,000	450,000	454,000
Other income (loss)	(20,000)	769,000	129,000	1,016,000
	134,000	918,000	579,000	1,470,000

Income from continuing operations before income taxes	8,109,000	7,508,000	23,729,000	27,532,000
Provision for income taxes	2,707,000	2,227,000	8,064,000	9,087,000

Income from continuing operations	5,402,000	5,281,000	15,665,000	18,445,000
Income (loss) from discontinued operations, net of tax	104,000	(426,000)	533,000	(1,903,000)
Net income	$5,506,000	$4,855,000	$16,198,000	$16,542,000

Basic earnings per share
Earnings per share from continuing operations	$0.45	$0.42	$1.30	$1.43
Earnings (Loss) per share from discontinued operations	$0.01	$(0.03)	$0.05	$(0.15)
Earnings per share	$0.46	$0.39	$1.35	$1.28

Diluted earnings per share
Earnings per share from continuing operations	$0.45	$0.42	$1.29	$1.42
Earnings (Loss) per share from discontinued operations	$0.01	$(0.03)	$0.05	$(0.15)
Earnings per share	$0.46	$0.39	$1.34	$1.27

Weighted average shares outstanding -
Basic	11,922,690	12,457,438	12,028,205	12,877,297
Diluted	12,019,846	12,569,387	12,121,785	12,975,671